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                                                                    EXHIBIT 21.1

                LIST OF SUBSIDIARIES OF THE WESTWOOD GROUP, INC.

      NAME                                       JURISDICTION
      ----                                       ------------

1.    Wonderland Greyhound Park, Inc.            Massachusetts
2.    Foxboro Park, Inc.                         Massachusetts
3.    Foxboro Harness, Inc.                      Massachusetts
4.    Foxboro Thoroughbred, Inc.                 Massachusetts
5.    Wonderland Parking, Inc.                   Massachusetts
6.    Wonderland Greyhound Park Realty, LLC      Delaware
7.    Westwood Racing Holdings Corp.             Massachusetts
8.    Logan Valet & Fly, Inc.                    Massachusetts